Exhibit 99.1

Contact: Charity Frantz
May 19, 2021	570-724-0225
charityf@cnbankpa.com

C&N ANNOUNCES CLOSING OF $25 MILLION FIXED-TO-FLOATING RATE SUBORDINATED NOTES AND $15 MILLION OF FIXED RATE SENIOR UNSECURED NOTES

Wellsboro, PA, May 19, 2021 – Citizens & Northern Corporation (the "Company") (NASDAQ: CZNC), the holding company for Citizens & Northern Bank ("C&N" or the "Bank"), announced that it has completed a private placement of $25 million in aggregate principal amount of its 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031 (the "Subordinated Notes") and $15 million in aggregate principal amount of its 2.75% Fixed Rate Senior Unsecured Notes due 2026 (the "Senior Notes").

The Subordinated Notes mature on June 1, 2031 and bear interest at a fixed annual rate of 3.25% for five years, after which time the interest rate will reset quarterly to the three-month Secured Overnight Financing Rate plus 259 basis points. The Company is entitled to redeem the Subordinated Notes, in whole or in part, on or after June 1, 2026, subject to prior regulatory approval to the extent required. The Subordinated Notes were issued under an indenture with UMB Bank, National Association, as trustee. The Subordinated Notes are intended to qualify as Tier 2 capital for regulatory capital purposes.

In connection with the issuance and sale of the Subordinated Notes, the Company has agreed to take certain actions to provide for the exchange of the Subordinated Notes for subordinated notes that are registered under the Securities Act and have substantially the same terms as the Subordinated Notes.

The Senior Notes mature on June 1, 2026 and bear interest at a fixed annual rate of 2.75%. The Company is not entitled to redeem the Senior Notes, in whole or in part, at any time.

The Company intends to use the net proceeds from the Subordinated Notes and Senior Notes to repay existing subordinated debt and for general corporate purposes.

Piper Sandler & Co. served as lead placement agent in the transaction and Boenning & Scattergood, Inc. served as co-placement agent. Stevens & Lee acted as legal counsel to Citizens & Northern Corporation and Goodwin Procter LLP served as legal counsel to the placements agents.

About C&N: C&N is an independent community bank providing complete banking, financial, investment and insurance services through 29 full-service offices located throughout Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan and Tioga counties in Pennsylvania and Steuben County in NY. C&N also operates loan production offices in Elmira, NY and York, PA. C&N can be found online at cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.